                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of July 1, 1998 (this "AGREEMENT") by and among The Metzler Group, Inc., a Delaware Corporation ("METZLER"), MGI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Metzler ("SUB"), and LECG, Inc. a California corporation ("LECG").

                                   RECITALS

  A. The Boards of Directors of Metzler, Sub and LECG deem it advisable and in the best interests of each corporation and its respective stockholders or shareholders, as applicable, that Metzler and LECG combine in order to advance the long-term business strategies, goals and interests of Metzler and LECG;

  B. The combination of Metzler and LECG shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into LECG, LECG will be the surviving corporation and will become a wholly-owned subsidiary of Metzler, and the shareholders of LECG will become shareholders of Metzler (the "MERGER");

  C. The parties mutually intend that this Agreement will constitute a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and mutually intend for the Merger to qualify as a reorganization under the provisions of Section 368 of the Code; and

  D. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                  DEFINITIONS

  "BUSINESS DAY" means a Monday through Friday on which banks are generally open for business in Illinois and California.

  "ERISA AFFILIATE" shall mean any corporation or other business entity that is included in a controlled group of corporations within which LECG is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with LECG, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which LECG is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with LECG pursuant to regulations issued under Section 414(o) of the Code. All ERISA Affiliates are listed in the LECG Disclosure Schedule.

  "GAAP" means generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing financial statements of the respective party.

  "INDEBTEDNESS" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, shall include: (i) all obligations of such Person for borrowed money or which have been incurred in connection with the purchase of property or assets; (ii) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; and (iv) that portion of capitalized lease obligations properly classified as a liability on a balance sheet in accordance with GAAP.

  "LECG MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, employee or client relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of LECG and its Subsidiaries taken as a whole.

  "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including, any liability for Taxes.

  "METZLER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, employee or client relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of Metzler.

  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of LECG and its Subsidiaries, consistent with past custom and practice of LECG and its Subsidiaries (including with respect to quantity and frequency).

  "PERSON" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

  "PLANS" means: (i) all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");
(ii) all other severance pay, deferred compensation, excess benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, shareholder, consultant, or independent contractor of LECG or any ERISA Affiliate of LECG and (i) to which LECG or any ERISA Affiliate of LECG is or has been a party or by which any of them is or has been bound or (ii) with respect to which LECG or any ERISA Affiliate of LECG has made any payments or contributions since December 31, 1987 or (iii) to which LECG or any ERISA Affiliate of LECG may otherwise have any Liability (including any such plan or arrangement formerly maintained by LECG or any ERISA Affiliate of LECG).

  "SECURITY INTEREST" means any mortgage, pledge, security interest, charge, lien or other encumbrance or right of any third party.

  "SUBSIDIARY" means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

  "TAX" or "TAXES" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

  "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                             TABLE OF DEFINED TERMS

                                                                 CROSS REFERENCE
                             TERMS                                IN AGREEMENT
                             -----                               ---------------
Affiliate.......................................................  Section 6.12
Affiliate Letter ...............................................  Section 6.12
Alternative Transaction.........................................    Article 8
Approval........................................................   Section 6.6
Assumed Option.................................................. Section 2.1(d)
California Department...........................................   Section 1.1
Certificate(s).................................................. Section 2.2(b)
Certificates of Merger..........................................   Section 1.1
CGCL............................................................   Section 1.1
Closing.........................................................   Section 1.2
Closing Date....................................................   Section 1.2
Cobra...........................................................    Article 3
Competing Offer.................................................   Section 6.1
Confidentiality Agreement.......................................   Section 6.1
Constituent Corporations........................................   Section 1.3
Delaware Department.............................................   Section 1.1
DGCL............................................................   Section 1.1
Dissenters' Shares..............................................   Section 2.3
Dissenting Shareholders.........................................   Section 2.3
Effective Time..................................................   Section 1.1
Exchange Act.................................................... Section 3.4(b)
Exchange Agent.................................................. Section 2.2(a)
Exchange Fund................................................... Section 2.2(a)
Existing Option................................................. Section 2.1(d)
Final LECG Purchase Date........................................    Article 2
Government Entity............................................... Section 3.4(b)
Include.........................................................   Section 9.3
Include without Limitation......................................   Section 9.3
Indemnified Parties.............................................  Section 6.16
Latest Balance Sheet............................................ Section 3.5(c)
LECG Balance Sheet.............................................. Section 3.5(b)
LECG Common Stock............................................... Section 3.2(a)
LECG Disclosure Schedule........................................    Article 3
LECG Expenses................................................... Section 8.3(d)
LECG Insiders...................................................  Section 6.20
LECG Intellectual Property Rights...............................     3.10(a)
LECG Preferred Stock............................................ Section 3.2(a)
LECG SEC Reports................................................ Section 3.5(a)
LECG Shareholders Meeting.......................................  Section 3.23
LECG Stock Option Plan.......................................... Section 2.1(d)
LECG Stock Purchase Plan........................................    Article 2
Made Available..................................................   Section 9.3
Material Contracts..............................................    Article 3
Material Fix-Rate Engagements...................................    Article 3
Metzler Balance Sheet........................................... Section 4.4(b)
Metzler Common Stock............................................   Section 4.2
Metzler Disclosure Schedule.....................................    Article 4
Metzler Expenses................................................ Section 8.3(c)

                                                                 CROSS REFERENCE
                             TERMS                                IN AGREEMENT
                             -----                               ---------------
Metzler Option Plans............................................   Section 4.2
Metzler Preferred Stock.........................................   Section 4.2
Metzler SEC Reports............................................. Section 4.4(a)
Metzler Stockholders Meeting....................................  Section 3.23
Preferred Proposal..............................................   Section 6.1
Proxy Statement.................................................  Section 3.23
Registration Statement..........................................  Section 3.23
Rule 145........................................................  Section 6.12
SEC............................................................. Section 3.4(b)
Securities Act.................................................. Section 3.2(b)
Stockholders Meetings...........................................  Section 3.23
Surviving Corporation...........................................   Section 1.3
Systems.........................................................  Section 3.28
The Date hereof.................................................   Section 9.3
The Date of this Agreement......................................   Section 9.3
Third Party.....................................................    Article 8
Y-2000 Compliant................................................  Section 3.28

                                  ARTICLE 1.

                                  The Merger

  1.1. Effective Time of The Merger. Subject to the provisions of this Agreement, an abbreviated version of this Agreement meeting the requirements of Section 1101 of the California General Corporation Law ("CGCL"), certified by the president or any vice president and the secretary or assistant secretary of each of Sub and LECG in accordance with Section 1103 of the CGCL, and a certificate of merger prepared in accordance with Section 252 of the Delaware General Corporation Law ("DGCL") (collectively, the "CERTIFICATES OF MERGER") shall be duly prepared, executed and acknowledged by the Surviving Corporation, (as defined in Section 1.3), Sub and such other parties as may be appropriate, and thereafter the applicable Certificate of Merger shall be delivered to the Secretary of State of the State of California (the "CALIFORNIA DEPARTMENT"), as provided in Section 1103 of the CGCL, and the Secretary of State of the State of Delaware ("DELAWARE DEPARTMENT"), in each case for filing as soon as practicable on or after the date on which the Closing (as defined in Section 1.2) occurs. The Merger shall become effective on the date and at the time of the acceptance of the respective Certificates of Merger by the California Department and the Delaware Department or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

  1.2. Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Central Time, on a date to be specified by Metzler and LECG, which shall be no later than August 31, 1998 (the "CLOSING DATE"), at the offices of Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, unless another date or place is agreed to in writing by Metzler and LECG.

  1.3. Effects of the Merger.

    (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into LECG (Sub and LECG are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and LECG is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of LECG as in effect immediately prior to the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of LECG as in effect immediately prior to the Effective Time shall remain the Bylaws of the Surviving Corporation.

    (b) At and after the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

  1.4. Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Surviving Corporation shall initially be the persons set forth on Schedule 1.4 hereto, and all other officers of the Surviving Corporation as of the Effective Time, in each case until their respective successors are duly elected or appointed.

                                  ARTICLE 2.

                           Conversion of Securities

  2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of LECG Common Stock (as defined in Section 3.2) or capital stock of Sub:

    (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Metzler-Owned Stock. Any shares of LECG Common Stock that are owned by Metzler, Sub or any other wholly-owned Subsidiary of Metzler shall be canceled and retired and shall cease to exist and no stock of Metzler or other consideration shall be delivered in exchange therefor.

    (c) Conversion of LECG Common Stock. Subject to Section 2.3, each issued and outstanding share of LECG Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.6 fully paid and nonassessable shares of Metzler Common Stock (as defined in Section 4.2) (adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective
  Time). All shares of LECG Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Metzler Common Stock and any cash in lieu of fractional shares of Metzler Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    (d) LECG Stock Plans and Options. At the Effective Time, Metzler shall assume LECG's rights and obligations under each of the outstanding options previously granted under the stock option plan of LECG, as amended and dated as of October, 1997 (the "LECG STOCK OPTION PLAN") (each such option existing immediately prior to the Effective Time being called an "EXISTING OPTION," and each such option so assumed by Metzler being called an "ASSUMED OPTION"), by which assumption the optionee shall have the right to purchase that number of shares of Metzler Common Stock (with any fractional share to be rounded down to the nearest whole share) into which the number of shares of LECG Stock subject to purchase under the Existing Option would be converted pursuant to the terms of the Merger as described in Section 2.1(c) hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Metzler for LECG as issuer. The aggregate exercise price for the total number of shares of Metzler Common Stock subject to the Assumed Option shall be the aggregate exercise price at which the Existing Option was exercisable for the total number of shares of LECG Common Stock, and the purchase price per share of Metzler Common Stock thereunder shall be such aggregate exercise price divided by the total number of whole shares of Metzler Common Stock covered thereby (with any fraction of a cent to be rounded up to the nearest whole cent); provided, however, that in the case of any Existing Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The assumption of the Assumed Options by Metzler as provided in this Section 2.1(d) shall not, except as provided herein, provide the holders thereof additional benefits which they did not have immediately prior to the Effective Time or relieve the holders thereof of any obligations or restrictions applicable to the Assumed Options or the shares of Metzler Common Stock obtainable upon exercise of the Assumed Options. Metzler shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Metzler Common Stock for delivery under the Assumed Options.

  LECG shall take such action as is necessary to cause the ending date of the then current offering period under the LECG Stock Purchase Plan (the "LECG STOCK PURCHASE PLAN") to be the last trading day on which the LECG Common Stock is traded on The New York Stock Exchange immediately prior to the Effective Time (the "FINAL LECG PURCHASE DATE"); provided, that, such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final LECG Purchase Date, LECG shall apply the funds credited as of such date under the LECG Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of LECG Common Stock in accordance with the terms of the LECG Stock Purchase Plan.

  Employees of LECG as of the Effective Time shall be permitted to participate in the Metzler Stock Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with LECG or Sub).

  2.2. Exchange of Certificates. The procedures for exchanging outstanding shares of LECG Common Stock for Metzler Common Stock pursuant to the Merger shall be as follows:

    (a) Exchange Agent. As of the Effective Time, Metzler shall deposit with American Stock Transfer and Trust Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of LECG Common Stock, certificates representing the shares of Metzler Common Stock issuable pursuant to
  Section 2.1 in exchange for outstanding shares of LECG Common Stock (such shares of Metzler Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of LECG Common Stock (each a "CERTIFICATE" and, collectively, the "CERTIFICATES") and which shares were converted pursuant to Section 2.1 into the right to receive shares of Metzler Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Metzler and LECG may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Metzler Common Stock and (iii) the notice of approval of the Merger and accompanying statutory materials, information and instruction as required by Section 1301(a) of the CGCL). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Metzler, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Metzler Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.2(b), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of LECG Common Stock which is not registered in the transfer records of LECG, a certificate representing the proper number of shares of Metzler Common Stock may be issued to a transferee if the Certificate representing such LECG Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Metzler Common Stock and cash in lieu of any fractional shares of Metzler Common Stock as contemplated by this Section 2.2. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of Metzler Common Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Metzler, signed exactly as the name or names of the registered holder or holders appeared on the books of LECG immediately prior to the Effective Time, together with a customary bond and such other documents as Metzler or the Exchange Agent may reasonably require in connection therewith.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Metzler Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Metzler Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Metzler Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Metzler Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Metzler Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Metzler Common Stock.

    (d) No Further Ownership Rights in LECG Common Stock. All shares of Metzler Common Stock issued upon the surrender for exchange of shares of LECG Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of LECG Common Stock, subject, however to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by LECG on such shares of LECG Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of LECG Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.2.

    (e) No Fractional Shares. No certificate or scrip representing fractional shares of Metzler Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a stockholder of Metzler. Notwithstanding any other provision of this Agreement, each holder of shares of LECG Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Metzler Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Metzler Common Stock multiplied by the last reported sale price of Metzler Common Stock, as reported on the Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of LECG for one year after the Effective Time shall be delivered to Metzler, and any shareholders of LECG who have not previously complied with this Section 2.2 shall thereafter look only to Metzler for payment of their claim for Metzler Common Stock, any cash in lieu of fractional shares of Metzler Common Stock, and any dividends or distributions with respect to LECG Common Stock or Metzler Common Stock.

    (g) No Liability. Neither Metzler nor LECG shall be liable to any holder of shares of LECG Common Stock or Metzler Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official as required by any applicable abandoned property, escheat or similar law.

  2.3. Dissenters' Rights. The shares of LECG Common Stock ("DISSENTERS' SHARES") held by any shareholder of LECG who has exercised dissenters' rights pursuant to the CGCL (a "DISSENTING SHAREHOLDER") shall not be converted pursuant to the Merger unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by the CGCL. If any such holder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into shares of Metzler Common Stock pursuant to the terms hereof.

                                  ARTICLE 3.

                    Representations and Warranties of LECG

  LECG represents and warrants to Metzler and Sub that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered by LECG to Metzler (the "LECG DISCLOSURE SCHEDULE"). The LECG Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article 3, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 3.

  3.1. Organization. Each of LECG and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a LECG Material Adverse Effect. Except as set forth on the LECG Disclosure Schedule, neither LECG nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by LECG and comprising less than one percent (1%) of the outstanding stock of such company.

  3.2. LECG Capital Structure.

    (a) The authorized capital stock of LECG consists of 40,000,000 shares of common stock, par value $0.001 per share ("LECG COMMON STOCK"), and 5,000,000 shares of Preferred Stock, par value $0.001 per share ("LECG PREFERRED STOCK"). As of June 30, 1998, (i) 13,027,867 shares of LECG Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) there were options outstanding under the LECG Stock Option Plans, entitling the optionees thereunder upon valid exercise to acquire in the aggregate 608,300 shares of LECG Common Stock at a weighted average exercise price of $9.00 per share and (iii) no shares of LECG Common Stock were held by any Subsidiary of LECG. No change in such capitalization has occurred since such date other than the exercise and termination of stock options outstanding. No shares of LECG Preferred Stock were issued and outstanding. All shares of LECG Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of LECG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of LECG Common Stock or the capital stock of any LECG Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of LECG's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by LECG free and clear of all Security Interests, agreements, preemptive rights, and/or limitations in LECG's voting rights, charges or other restrictions of any nature.

    (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the LECG Stock Option Plan or reserved for issuance pursuant to LECG's Stock Purchase Plan, there are no equity securities of any class of LECG or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which LECG or any of its Subsidiaries is a party or by which any of them are bound obligating LECG or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of LECG or any of its Subsidiaries or obligating LECG or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. None of the Existing Options that are not currently exercisable shall become exercisable as a result of the consummation of the Merger. To the knowledge of LECG, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of LECG. All of the outstanding LECG Common Stock, options or warrants were either registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or were issued pursuant to valid exemptions from registration. LECG has taken all actions necessary such that after the Effective Time there will not exist any rights of any nature granting any Person a right to acquire the securities of LECG and/or its Subsidiaries.

  3.3. Authority and Status.

    (a) The execution, delivery and performance by LECG of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of LECG subject only to the approval of the Merger by LECG's shareholders under applicable provisions of LECG's Articles of Incorporation and the CGCL. The Board of Directors of LECG has (i) determined that the Merger is fair to and in the best interests of the shareholders of LECG and (ii) resolved to submit the Merger to and recommend approval of the Merger by the shareholders of LECG.

    (b) LECG has the corporate power and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the shareholders of LECG, to consummate the transactions contemplated hereby without any other corporate or shareholder approval. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by LECG in connection herewith are valid and legally binding obligations of Metzler and Sub, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by LECG in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of LECG enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto on the LECG Disclosure Schedule are true, correct and complete copies of the current Articles of Incorporation and Bylaws of LECG and each of its Subsidiaries.

  3.4. No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by LECG does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of LECG; (ii) result in any violation or breach of, require any consent or approval under, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which LECG or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in
  Section 3.4(b), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LECG or any of its Subsidiaries or any of their properties or assets.

    (b) Based on the representation of Metzler that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby would require Metzler to file a pre-merger notification report under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to LECG or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing and declaration of effectiveness of the Registration Statement (as defined in Section 3.23) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act; (ii) the filing of the applicable Certificates of Merger with the California Department and the Delaware Department; (iii) the filing of the Proxy Statement (as defined in Section 3.23) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

  3.5. SEC Filings; Financial Statements.

    (a) LECG has filed and made available to Metzler all forms, each registration statement, schedule, report, proxy statement and document required to be filed by LECG with the SEC since October 16, 1997 (collectively, the "LECG SEC REPORTS"). The LECG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the LECG SEC Reports or necessary in order to make the statements in the LECG SEC Reports, in the light of the circumstances under which they were made, not misleading. None of LECG's Subsidiaries is required to file any forms, reports or other documents with the SEC. Since October 16, 1997, LECG has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the LECG SEC Reports, including any LECG SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of LECG and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not material in amount. The audited balance sheet of LECG as of December 31, 1997 is referred to herein as the "LECG BALANCE SHEET."

    (c) LECG has provided Metzler with a consolidated balance sheet and related statements of income, changes in shareholder's equity and cash flows for LECG and each of its Subsidiaries as of and for the three month period ended March 31, 1998 ("LATEST BALANCE SHEET"). The Latest Balance Sheet and the related statement of income and cash flows are consistent with the accounting policies used in preparing the consolidated financial statements attached to the LECG SEC Reports and fairly present the results for the interim period presented thereby, except that such financial statements are subject to normal and recurring year-end adjustments which are not material in amount.

  3.6. Intentionally Omitted.

  3.7. Absence of Certain Changes or Events. Since the date of the LECG Balance Sheet, LECG and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to LECG or any of its Subsidiaries; (ii) any change by LECG in its accounting methods, principles or practices; (iii) any increase in dividends or employee compensation or benefits payable by LECG, except for normal increases in compensation consistent, in amounts and timing, with historical practices; (iv) any revaluation by LECG of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;
(v) any change in any material respect in which the business of LECG and its Subsidiaries has been conducted, including, without limitation, billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable; (vi) any agreement and/or understanding entered into which alters or amends any licensing or contractual arrangements with respect to any LECG Intellectual Property Rights, other than in the Ordinary Course of Business; (vii) any loss or change in the relationships with any client, contractor or supplier that would constitute a LECG Material Adverse Effect; or (viii) any other transaction, commitment, dispute, or any other action or event or condition that would be reasonably likely to have a LECG Material Adverse Effect.

  3.8. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon LECG or any of its Subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of LECG or any of its Subsidiaries, any acquisition of property by LECG or any of its Subsidiaries or the conduct of business by LECG or any of its Subsidiaries as currently conducted or as proposed to be conducted by LECG or any of its Subsidiaries.

  3.9. Taxes.

    (a) LECG and its Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns. The tax basis of all assets of LECG and the Subsidiaries as reflected on their books and records is correct and accurate in all material aspects. Except as described on the LECG Disclosure Schedule, neither LECG nor any Subsidiary is, nor will any of them become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section 3.9(a) that would individually or in the aggregate have a LECG Material Adverse Effect. No assessments or notices of deficiency or other communications have been received by LECG, nor have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved on the LECG Balance Sheet, and no amendments or applications for refund have been filed or are planned with respect to any such return. LECG does not have any material liabilities for Taxes that have not been accrued for or reserved on the LECG Balance Sheet, whether asserted or unasserted, contingent or otherwise. Except as set forth on the LECG Disclosure Schedule, there are no agreements between LECG or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and neither LECG nor any of its Subsidiaries has filed any consent or election under the Code, including, without limitation, any election under Section 341(f) of the Code.

    (b) Neither LECG nor any of its Subsidiaries has made any payments and none of them is obligated to make any payments, and none of them is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Code.

    (c) LECG and its Subsidiaries (i) have withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of LECG and its Subsidiaries, (ii) have correctly and properly prepared and duly and timely filed all returns and reports relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Tax Code and applicable state and local laws and
  (iii) have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes.

    (d) To the knowledge of LECG, no issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a LECG Material Adverse Effect.

    (e) Neither LECG nor any of its Subsidiaries is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

  3.10. Intellectual Property.

    (a) LECG and its Subsidiaries own or use under valid fully paid licenses all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, algorithms, routines, and source code, and tangible or intangible proprietary information or material that are necessary to conduct the business of LECG and its Subsidiaries as currently conducted or planned to be conducted, excluding commercially available "shrink-wrap" and office automation software (the "LECG INTELLECTUAL PROPERTY RIGHTS").

    (b) There are no claims or demands, and to the knowledge of LECG no reasonable basis for any such claim or demand, of any Person that any of the LECG Intellectual Property Rights, or any processes or equipment used by LECG, any of the services of LECG or its Subsidiaries or any of the software or other proprietary rights or intellectual property developed by LECG or its Subsidiaries, infringes or conflicts in any way with any copyright, patent, trademark, service mark, trade name, trade secret, license, application or other proprietary right or intellectual property of any other Person, or makes unauthorized use of any secret process, formula, method, information, know-how or any other proprietary confidential information, including, without limitation, any software or software documentation, of any other Person. LECG or its Subsidiaries own all right, title and interest in and to the LECG Intellectual Property Rights, other than the items expressly identified as such on the LECG Disclosure Schedule, as to which LECG or its Subsidiaries has a valid, assignable license. Each of LECG's and its Subsidiaries' rights in and to such LECG Intellectual Property Rights are freely assignable in their respective own names, as applicable, including the right to create derivatives, and neither LECG nor any of its Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of licensing of any of the LECG Intellectual Property Rights. All of the interests of LECG and its Subsidiaries in the LECG Intellectual Property Rights are free and clear of all Security Interests, and are not currently being challenged or, to the knowledge of LECG infringed in any way or involved in any pending legal or administrative proceedings before any court or governmental agency. Except for licenses to clients in the Ordinary Course of Business, no current licenses for the use of any such rights have been granted by LECG or its Subsidiaries to any third parties, and to the knowledge of LECG none of the LECG Intellectual Property Rights is being used by any other Person.

    (c) It is the policy of LECG and its Subsidiaries to have each of their employees sign an employee nondisclosure and work-for-hire agreements substantially in the form attached to the LECG Disclosure Schedule. No employees or independent contractors of either LECG or any of its Subsidiaries have any valid claims or rights to any of the LECG Intellectual Property Rights. To the knowledge of LECG and its Subsidiaries, no employee of either LECG or any of its Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which in any respect conflicts with any obligation, commitment or job responsibility of such employee to LECG or its Subsidiaries under any agreement to which currently he or she is a party or otherwise.

    (d) Neither LECG nor any of its Subsidiaries is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the LECG Intellectual Property Rights or any license, sublicense or other agreement pursuant to which LECG or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of LECG or any of its Subsidiaries.

    (e) All patents, trademarks, service marks, copyrights, trade secrets and other proprietary rights held by LECG or any of its Subsidiaries which LECG considers to be material to its business are valid and enforceable. Neither LECG nor any of its Subsidiaries (i) is a party to any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the marketing, licensing, sale, offer for sale, or use of any of its services or products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

  3.11. Agreements, Contracts and Commitments. The LECG Disclosure Schedule contains a true and complete list of all contracts, agreements, commitments and other instruments (identified by title, date and parties) (whether oral or written), excluding customer engagement contracts that are terminable by either party upon reasonable notice, to which LECG or its Subsidiaries is a party that involve a receipt or an expenditure by LECG or its Subsidiaries or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of LECG or its Subsidiaries, which in each case relates to a contract, agreement, commitment or instrument that requires payments in excess of $100,000 per year or provides for receipts in excess of $100,000 per year. The LECG Disclosure Schedule also identifies (identified by title, date and parties) (whether oral or written) all:

    (a) leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $8,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $8,000 per month;

    (b) contracts or commitments providing for payments by LECG or its Subsidiaries based in any manner upon the sales, purchases, receipts, income or profits of LECG or its Subsidiaries other than those entered into in the Ordinary Course of Business between LECG and the principals and experts servicing LECG clients;

    (c) franchise agreements, marketing agreements or royalty agreements;

    (d) employment contracts or commitments regarding employees or independent contractors (except to the extent listed pursuant to Section 3.15) (including without limitation any standard form contracts such as employee nondisclosure agreements, provided that to the extent substantially all employees have executed any such standard form, a copy of such form is attached in lieu of each individual contract and LECG represents and warrants that substantially all employees have executed such form), and any other contracts,
  plans or commitments providing for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions.

    (e) instruments or arrangements evidencing or related to Indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

    (f) joint product development agreements with any party other than Metzler;

    (g) any written arrangement concerning non-competition;

    (h) written arrangements not disclosed on the LECG Disclosure Schedule pursuant to any other provision in this Section 3.11 under which the consequences of a default or termination could have a LECG Material Adverse Effect;

    (i) agreements with any employee, the benefits of which are contingent on, or the terms of which are materially altered upon, the occurrence of a transaction of the nature contemplated by this Agreement involving LECG or its Subsidiaries; and

    (j) agreements or Plans the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement.

  The contracts, agreements, commitments and other instruments listed or required to be listed on the LECG Disclosure Schedule are herein referred to as the "MATERIAL CONTRACTS."

  All the Material Contracts are valid and binding upon LECG or the applicable Subsidiary and upon the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Except as set forth on the LECG Disclosure Schedule, none of LECG, the applicable Subsidiary and any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof; and except as set forth on the LECG Disclosure Schedule, there are no existing facts or circumstances that would prevent the work in process of LECG or its Subsidiaries or their contracts and agreements from maturing upon performance by LECG or its Subsidiaries into accounts receivable collectible in the aggregate in amounts consistent in all material respects with historical experience. Except as set forth on the LECG Disclosure Schedule, there are no material contracts or commitments that require the performance of services or provision of products by LECG at a direct cost for each such contract or commitment reasonably expected to be in excess of the revenue to be derived pursuant to the terms of such contract or commitment. Except for terms specifically described on the LECG Disclosure Schedule, neither LECG nor any Subsidiary has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by LECG or its Subsidiaries consistent with amounts historically charged for such services. Except for those Material Contracts set forth on the LECG Disclosure Schedule and identified as "Fixed-Rate Engagements" (the "MATERIAL FIXED-RATE ENGAGEMENTS"), neither LECG nor its Subsidiaries is a party to any fixed fee or capped price contracts or engagement arrangements involving work which if billed at LECG's normal hourly rates would exceed $250,000 in annual revenues, nor does LECG or its Subsidiaries have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis exceeding such amount. The LECG Disclosure Schedule identifies each Material Fixed-Rate Engagement and sets forth the number of hours remaining to complete the work required thereunder and the amount of fees uncollected with respect thereto. The LECG Disclosure Schedule also sets forth the amount of client payments to LECG or its Subsidiaries through the date hereof with respect to services not yet performed by LECG or its Subsidiaries, which payments individually or in the aggregate exceed $100,000.

  3.12. Ownership of Assets. LECG and its Subsidiaries have title to all of their respective properties and assets used or useful in their respective businesses, other than leased property, licensed property and immaterial items of personal property, in each case free and clear of any liens or Security Interests, except as disclosed or reserved against in the Latest Balance Sheet and except for liens arising from current taxes not yet due and payable and other immaterial liens. Except as disclosed on the LECG Disclosure Schedule, all material assets owned or leased by LECG or any Subsidiary are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Neither LECG nor any Subsidiary has received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to their operations and properties, whether owned or leased. All of the accounts receivable of LECG and its Subsidiaries as of the Effective Time will reflect actual transactions and will have arisen in the Ordinary Course of Business.

  3.13. Litigation. The LECG Disclosure Schedule sets forth each instance in which LECG or any of its Subsidiaries (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) is a party to or, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth on the LECG Disclosure Schedule could reasonably be expected to result in any LECG Material Adverse Effect. LECG has no knowledge of any basis on which such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against LECG or its Subsidiaries.

  3.14. Intentionally Omitted.

  3.15. Employees; Employment Matters.

    (a) Except as disclosed on the LECG Disclosure Schedule, neither LECG nor its Subsidiaries have any unsatisfied Liability to any previously terminated employee or independent contractor. LECG and its Subsidiaries have disclosed all written employee handbooks, policies, programs and arrangements to Metzler.

    (b) No key employee or group of employees has informed LECG and its Subsidiaries of any plans to terminate their employment with LECG or its Subsidiaries as a result of the transactions contemplated hereby or otherwise. Neither LECG nor its Subsidiaries are a party to or bound by any collective bargaining agreement and neither LECG nor its Subsidiaries have experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices. Neither LECG nor its Subsidiaries have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of LECG and its Subsidiaries.

    (c) All persons employed by LECG and its Subsidiaries are employees at will or otherwise employed such that LECG and its Subsidiaries may terminate their employment at any time, with or without cause, without creating any material cause of action against LECG and its Subsidiaries or otherwise giving rise to any material liability of LECG and its Subsidiaries for wrongful discharge, breach of contract or tort.

    (d) Except as disclosed on the LECG Disclosure Schedule, LECG and its Subsidiaries have complied in all material respects with all applicable laws relating to labor, including, without limitation, any requirements of the Immigration and Nationalization Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, and neither LECG nor its Subsidiaries are liable for any arrearage, or any costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, neither LECG nor its Subsidiaries have incurred a violation of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or other applicable state insurance continuation law. No COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of either LECG and its Subsidiaries prior to and including the Effective Time, nor will any such violation occur as a result of the transactions contemplated hereby.

    (e) Each Person whom LECG or its Subsidiaries has retained as an independent contractor during the past three years qualifies as an independent contractor and not as an employee of LECG or its Subsidiaries under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause LECG or its Subsidiaries to be in breach of any agreement with any employment, contractor or consultant or cause LECG or its Subsidiaries to be liable to pay any severance or other amount to any employee, contractor or consultant of LECG or its Subsidiaries.

  3.16. Employee Benefit Plans. LECG and each of its Plans have at all times complied in all material respects with all applicable laws relating to labor and employee benefits, including without limitation, all applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto.

  3.17. Licenses and Permits; Compliance with Law. LECG and its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a LECG Material Adverse Effect. Except for any matters which will not have a LECG Material Adverse Effect, LECG and its Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, LECG and its Subsidiaries are not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of LECG, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by LECG or any of its Subsidiaries, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement.

  3.18. Intentionally Omitted.

  3.19. Related Parties.

    (a) Except as set forth on the LECG Disclosure Schedule or in the LECG SEC Reports, to the knowledge of LECG, no shareholder owning greater than a five-percent (5%) interest in LECG, no Affiliate or member of the immediate family of any such shareholder, and no officer or director or member of the immediate family of such officer or director of LECG or any Subsidiary possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of LECG or any Subsidiary (except as a shareholder holding less than a one-percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), other than arrangements with LECG principals and experts in the Ordinary Course of Business.

    (b) LECG has provided to each of its "Affiliates" as identified in
  Section 6.12 a copy of the Affiliates Letter and has obtained their agreement to execute and provide the Affiliates Letter to Metzler 31 days prior to the date of the LECG Shareholder Meeting.

  3.20. Pooling of Interests. LECG is not aware of any facts or circumstances in respect of it or its accounting procedures, or transactions in its capital stock, which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

  3.21. Complete Disclosure. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Metzler pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or will omit to state any fact necessary to make the statements herein or therein not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of LECG and its Subsidiaries, taken as a whole.

  3.22. No Special Shareholder Rights. Except as disclosed on the LECG Disclosure Schedule, LECG has no agreement with any individual or entity that grants such person any rights as a shareholder of LECG Common Stock that are in addition to such holder's rights under LECG's Articles of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

  3.23. Registration Statement; Proxy Statement/Prospectus. The information supplied by LECG for inclusion in the registration statement on Form S-4 pursuant to which shares of Metzler Common Stock issuable in the Merger will be registered with the SEC (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, not misleading. The information supplied by LECG for inclusion in the joint proxy statement/prospectus (the "PROXY STATEMENT") to be sent to the shareholders of LECG and the stockholders of Metzler in connection with the meetings of their shareholders and stockholders, respectively, to consider this Agreement and the Merger (the "LECG SHAREHOLDERS MEETING" and the "METZLER STOCKHOLDERS MEETING," respectively, and, collectively, the "STOCKHOLDERS MEETINGS") shall not, on the date the Proxy Statement is first mailed to shareholders of LECG and the stockholders of Metzler, at the time of the Stockholders Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to LECG or any of its Affiliates, officers or directors should be discovered by LECG which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, LECG shall promptly inform Metzler.

  3.24. Intentionally Omitted.

  3.25. Intentionally Omitted.

  3.26. Suppliers and Clients. LECG shall provide Metzler with a true and accurate list of (i) all of the clients that generated at least $250,000 in revenues to LECG in any of the last three calendar years with whom LECG and its Subsidiaries have had engagements since December 31, 1995 and (ii) a list of all LECG clients with billings in 1998 in excess of $100,000. Since the date of the LECG Latest Balance Sheet, no client of LECG and its Subsidiaries accounting for more than 5% of LECG's revenues in fiscal 1997, has canceled, materially reduced the scope of, or otherwise adversely modified its relationship with LECG or its Subsidiaries and, no such Person has any intention to do so, and there are no disputes or problems or notices of dissatisfaction with or from any such client of LECG or its Subsidiaries and the consummation of the transactions contemplated hereby will not, to the knowledge of LECG, adversely affect any relationships with such clients.

  3.27. Warranty; Unbillable Work. All services rendered by LECG and its Subsidiaries have been in material conformity with all applicable contractual commitments and all warranties, and LECG and its Subsidiaries have no Liability for damages in connection therewith, subject to the reserve for client claims set forth on the face of the LECG Balance Sheet. LECG and its Subsidiaries are not obligated to perform nonbillable client service work (under the terms of the client agreement or necessary in order to maintain the client relationship), in order to correct work previously performed that was incorrect or deficient, to complete work in excess of the fixed rate limit with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the reasonable profitability of such project.

  3.28. Year 2000 Compliance. LECG and its Subsidiaries have conducted a reasonable review of all operating codes, programs, utilities and other software as well as all hardware and systems utilized by LECG and its Subsidiaries (collectively, "SYSTEMS") to determine whether such Systems are designed to record, store, process, and present calendar dates falling on or after January 1, 2000 in the same manner, and with the same functionality, as provided on or before December 31, 1999, and are designed to not lose functionality or degrade in performance as a consequence of such software operating at a date later than December 31, 1999 (such design and performance being referred to as "Y-2000 COMPLIANT"). To the extent such review identified Systems that are not Y-2000 Compliant, LECG and its Subsidiaries have taken, or are planning to take, appropriate corrective action with respect to such Systems, and the costs of such corrective action will not exceed, in the aggregate, $250,000.

                                  ARTICLE 4.

               Representations and Warranties of Metzler and Sub

  Metzler and Sub represent and warrant to LECG that the statements contained in this Article 4 are true and correct, except as set forth in the disclosure schedule delivered by Metzler to LECG (the "METZLER DISCLOSURE SCHEDULE"). The Metzler Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 4.

  4.1. Organization. Each of Metzler, Sub and Metzler's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Metzler Material Adverse Effect. Except as set forth in the Metzler SEC Reports (as defined in Section 4.4) or the Metzler Disclosure Schedule, neither Metzler nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Metzler or any of its Subsidiaries and comprising less than one percent (1%) of the outstanding stock of such company.

  4.2. Metzler Capital Structure.

  (a) The authorized capital stock of Metzler consists of 75,000,000 shares of Metzler Common Stock $0.001 par value ("METZLER COMMON STOCK") and 3,000,000 shares of Preferred Stock, $0.001 par value ("METZLER PREFERRED STOCK"). As of June 30, 1998, (i) approximately 22,450,000 shares of Metzler Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Metzler Common Stock were held in the treasury of Metzler or by Subsidiaries of Metzler and (iii) an amount equal to 25% of the outstanding shares of Metzler Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Metzler's stock option plans (the "METZLER OPTION PLANS"). As of the date of this Agreement, no shares of Metzler Preferred Stock are issued and outstanding. All shares of Metzler Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Metzler or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Metzler Common Stock or the capital stock of any Metzler Subsidiary. All of the outstanding shares of capital stock of each of Metzler's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Metzler or a Subsidiary of Metzler free and clear of all Security Interests, agreements, limitations in Metzler's voting rights, charges or other restrictions of any nature.

  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Metzler Option Plans or future sales under the Metzler Purchase Plan, there are no equity securities of any class of Metzler or any of its respective Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.2 or in the Metzler Disclosure

Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Metzler or any of its respective Subsidiaries is a party or by which any of them are bound obligating Metzler or any of its respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Metzler or any of its respective Subsidiaries or obligating Metzler or any of its respective Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Metzler, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Metzler.

  4.3. Authority; No Conflict; Required Filings and Consents.

  (a) Metzler and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Metzler and Sub, subject only to the approval of the shares to be issued in the Merger by Metzler's shareholders under applicable provisions of the By-Laws of the National Association of Securities Dealers, as amended. This Agreement has been duly executed and delivered by Metzler and Sub and constitutes the valid and binding obligation of Metzler and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by Metzler and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Metzler or certificate or Bylaws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Metzler or any of its respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 4.3.(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Metzler or any of its respective Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate would not be reasonably likely to have a Metzler Material Adverse Effect, or a material adverse effect on the ability of Metzler or Sub to consummate the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Metzler or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificates of Merger with the California Department and the Delaware Department, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (v) applicable Blue Sky laws and (vi) such other consents, authorizations, filings, approvals and registrations which in the aggregate, if not obtained or made, would not be reasonably likely to have a Metzler Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

  4.4. Sec Filings; Financial Statements.

  (a) Metzler has filed and made available to LECG all forms, reports and documents required to be filed by Metzler with the SEC since July 26, 1996, (collectively, the "METZLER SEC REPORTS"). The Metzler SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities

Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Metzler SEC Reports or necessary in order to make the statements in the Metzler SEC Reports, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Metzler SEC Reports, including any Metzler SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of Metzler and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Metzler as of December 31, 1997 is referred to herein as the "METZLER BALANCE SHEET."

  4.5. Absence of Certain Changes or Events. Since the date of the Metzler SEC Reports there has not been any transaction, commitment, dispute or any other event or condition that individually or in the aggregate constitutes a Metzler Material Adverse Effect.

  4.6. Litigation. Except as described in the Metzler Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of Metzler, investigation against Metzler or any of its Subsidiaries pending or as to which Metzler or any Subsidiary has received any written notice of assertion. Except as disclosed in the Metzler Disclosure Schedule, neither Metzler nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Metzler Material Adverse Effect.

  4.7. Licenses and Permits; Compliance with Law. Metzler and its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a Metzler Material Adverse Effect. Except for any matters which will not have a Metzler Material Adverse Effect, Metzler and its Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, Metzler and its Subsidiaries are not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of Metzler, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by Metzler or any of its Subsidiaries, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement.

  4.8. Pooling of Interests. Metzler is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

  4.9. Registration Statement; Proxy Statement/Prospectus. The information supplied by Metzler (including information concerning Sub) for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, not misleading. The information supplied by Metzler (including information concerning Sub) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the shareholders of LECG and the stockholders of Metzler, at the time of the Stockholders' Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Metzler or any of its Affiliates, officers or directors should be discovered by Metzler which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Metzler shall promptly inform LECG.

  4.10. Complete Disclosure. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to LECG pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or omit to state any fact necessary to make the statements herein or there not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of Metzler and its Subsidiaries, taken as a whole.

                                  ARTICLE 5.

                              Conduct of Business

  5.1. Covenants of LECG. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, LECG agrees as to itself and its Subsidiaries (except to the extent that Metzler shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, (iii) maintain its properties, (iv) keep its insurance in force, and (v) preserve its relationships with clients, suppliers, distributors, licensors, licensees, and others having business dealings with it. LECG shall promptly notify Metzler of any event or occurrence not in the Ordinary Course of Business of LECG or its Subsidiaries, where such event or occurrence would result in a breach of any covenant of LECG or its Subsidiaries, set forth in this Agreement or cause any representation or warranty of LECG, set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, LECG shall not, without the prior written consent of Metzler which shall not be unreasonably withheld:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) Transfer or license to any Person or otherwise extend, amend or modify any material rights to the LECG Intellectual Property Rights, other than the grant of non-exclusive licenses in the Ordinary Course of Business substantially consistent with past practices; issue any shares of LECG capital stock or capital stock of any Subsidiary, or any securities which may be exchanged or exercised for or converted into LECG capital stock or the capital stock of any Subsidiary (including, without limitation, any options or warrants) other than shares of LECG Common Stock issuable upon exercise of Existing Options;

    (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, provided however that LECG may grant options under the terms of its existing plans to newly hired or newly promoted employees in the Ordinary Course of Business;

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

    (e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business and that of its Subsidiaries, taken as a whole, except for transactions entered into in the Ordinary Course of Business;

    (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in the ordinary course in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in settlement of dispute with terminated employees, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (g) Revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

    (h) Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than Indebtedness incurred under outstanding lines of credit in the Ordinary Course of Business;

    (i) Incur or commit to incur aggregate capital expenditures in an amount in excess of $1,000,000;

    (j) Change or take any action with respect to accounting policies or procedures, other than actions in the Ordinary Course of Business and consistent with past practice;

    (k) Waive, release, assign, settle or compromise any material claims or litigation;

    (l) Change the amortization or capitalization policies or otherwise make any changes in the accounting policies of LECG and its Subsidiaries;

    (m) Except as described on the LECG Disclosure Schedule, make any tax election or settle or compromise any material federal, state, local or foreign tax liability; or

    (n) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (m) above, or any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

  5.2. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Metzler and LECG shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

  5.3. Pooling Treatment. Neither Metzler nor LECG, nor any of their respective Subsidiaries, shall take any action that would adversely affect the ability of the parties hereto to account for the business combination to be effected by the Merger as a pooling of interests.

                                  ARTICLE 6.

                             Additional Agreements

  6.1. No Solicitation.

  (a) LECG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, representative, agent or affiliate, (i) solicit, initiate, or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving LECG, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "COMPETING OFFER"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Competing Offer, or
(iii) agree to, approve or recommend any Competing Offer. Neither the Board of Directors of LECG, nor any committee thereof, shall (a) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Metzler, the approval or recommendation of the Board of Directors of LECG of the Merger or this Agreement, or (b) approve or recommend, or propose to approve or recommend, any Competing Offer or any other acquisition of outstanding shares of LECG, other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent LECG or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Competing Offer by such Person (including a new and unsolicited Competing Offer received by LECG after the execution of this Agreement from a Person whose initial contact with LECG may have been solicited by such party prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Competing Offer to its shareholders, if and only to the extent that (1) (x) the LECG Board of Directors determines in good faith (after consultation with and based upon the written advice of its financial advisor, if any) that such Competing Offer would, if consummated, result in a transaction more favorable to LECG's shareholders than the transaction contemplated by this Agreement and that the Person making such Preferred Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and (y) the Board of Directors of LECG determines in good faith (after consultation with and based upon the written advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to its shareholders under applicable law (any such more favorable Competing Offer being referred to in this Agreement as a "PREFERRED PROPOSAL"); and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Board of Directors receives from such Person an executed confidentiality agreement with confidentiality provisions not materially less favorable to such Person than those contained in the Confidentiality Agreement dated as of May 15, 1998 between Metzler and LECG (the "CONFIDENTIALITY AGREEMENT") or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer. LECG shall take no action with respect to the Competing Offer until 48 hours after notice is received by Metzler as required under Section 6.1(b) below.

  (b) LECG shall notify Metzler orally and in writing no later than 24 hours after receipt by LECG (or its advisors) of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any Person that informs such party that it is considering making, or has made, a Competing Offer. Such notice to Metzler shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  6.2. Proxy Statement/Prospectus; Registration Statement

  (a) As promptly as practicable after the execution of this Agreement, Metzler and LECG shall prepare and file with the SEC the Proxy Statement, and Metzler shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included. Metzler and LECG shall use their best efforts to cause the Registration Statement to become effective as soon after such filing as practicable, and the parties shall promptly furnish a copy of the Proxy Statement/prospectus included in the Registration Statement to each of its shareholders or stockholders, as applicable, after the Registration Statement has become effective.

  (b) Metzler and LECG shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

  6.3. Consents. Each of Metzler and LECG shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under their respective material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

  6.4. Access to Information. Upon reasonable notice and subject to applicable law and other legal obligations, LECG shall afford to the officers, employees, accountants, counsel and other representatives of Metzler, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, LECG shall furnish promptly to Metzler (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Metzler may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  6.5. Stockholders Meetings. LECG and Metzler shall each call a meeting of their respective shareholders and stockholders, as applicable, to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger, with respect to LECG, and the issuance of the shares of Metzler Common Stock contemplated hereunder, with respect to Metzler. Subject to Sections 6.1 and 6.2, LECG and Metzler will, through their respective Boards of Directors, recommend to their respective shareholders and stockholders, as applicable, approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

  6.6. Legal Conditions to Merger. Each of Metzler and LECG will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and will use their best efforts to furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger. Each of Metzler and LECG will: (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by LECG or Metzler in connection with the Merger (any of the foregoing an "APPROVAL") or the taking of any action contemplated thereby or by this Agreement; (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable; and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement.

  6.7. Public Disclosure. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

  6.8. Tax-Free Reorganization. Metzler and LECG shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and in connection therewith shall deliver at the Closing the Tax Representation Letters (as defined in Section 7.3(d), required for the opinion of counsel contemplated by Sections 7.2(d) and 7.3(d), respectively. For federal and state tax purposes, Metzler and LECG shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Tax Code and similar state laws.

  6.9. Pooling Accounting. Metzler and LECG shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Metzler and LECG shall use its best efforts to cause its respective Affiliates (as defined in Section 6.12) to avoid any action that would adversely affect the ability of Metzler to account for the business combination to be effected by the Merger as a pooling of interests.

  6.10. Letters from Accountants.

  (a) LECG shall use its best efforts to cause to be delivered to Metzler "cold comfort" letters of Arthur Andersen LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Metzler, in form and substance reasonably satisfactory to Metzler, and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

  (b) Metzler shall use its best efforts to cause to be delivered to LECG "cold comfort" letters of KPMG Peat Marwick LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to LECG in form and substance reasonably satisfactory to LECG and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

  6.11. Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Metzler or LECG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 6.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, provided that such party, within ten (10) Business Days after receipt of such notice, advises the other party of its objection to the matter disclosed in such notice and the nature of such objection.

  6.12. Affiliate Letter. Upon the execution of this agreement, Metzler and LECG will provide each other with a list of those persons who are, in Metzler's or LECG's respective reasonable judgment, "affiliates" of Metzler or LECG, respectively, within the meaning of Rule 145 under the Securities Act ("RULE 145"). Each such person who is an "affiliate" of Metzler or LECG within the meaning of Rule 145 is referred to herein as an "AFFILIATE." Metzler and LECG shall provide each other such information and documents as LECG or Metzler shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. LECG shall use its best efforts to deliver or cause to be delivered to Metzler by July 30, 1998 from each of the Affiliates of LECG, an executed agreement, in the form attached hereto as Exhibit A ("AFFILIATE LETTER"). Metzler shall be entitled to place appropriate legends on the certificates evidencing any Metzler Common Stock to be received by Affiliates of LECG pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Metzler Common Stock, consistent with the terms of the Affiliate Letter.

  6.13. NASDAQ Quotation. Metzler shall use its best efforts to cause the shares of Metzler Common Stock to be issued in the Merger to be listed or approved for listing on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

  6.14. Employees. Upon the request of Metzler, LECG shall provide Metzler, within three (3) business days of such request, a true, correct and complete list setting forth the names and current salaries or rates of compensation and current bonus plans and bonus compensation structure of all current employees of LECG and its Subsidiaries and current independent contractors who render services to LECG and its Subsidiaries on more than a single occasion.

  6.15. Brokers or Finders. Each of Metzler and LECG represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Legg Mason Wood Walker, whose fees and expenses (not to exceed $255,000) will be paid by LECG in accordance with LECG's agreement with such firm (a copy of which has been delivered by LECG to Metzler prior to the date of this Agreement), and Donaldson Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid by Metzler in accordance with Metzler's agreement with such firm (a copy of which has been delivered by Metzler prior to the date of this Agreement), and each of Metzler and LECG agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

  6.16. Indemnification of Directors and Officers.

  (a) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of LECG and each Subsidiary of LECG (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director to whom this Section 6.16 applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

  (b) In the event the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.16.

  (c) The Surviving Corporation shall, for a period of at least three (3) years from the Effective Time, retain LECG's existing Director and Officer insurance or obtain "claims made" tail coverage with respect to LECG's existing Director and Officer insurance.

  (d) The provisions contained in this Section 6.16 shall not limit any of the rights that an Indemnified Party may have under any current indemnification agreement between the Indemnified Party and LECG. The Indemnified Parties shall be considered to be third party beneficiaries with respect to this
Section 6.16.

  6.17. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the shareholders of LECG and the stockholders of Metzler described in Section 6.5, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  6.18. Stock Option Agreements. LECG and Metzler agree to fully perform their respective obligations under the Stock Option Agreements.

  6.19. Trading Prohibitions. Each of Metzler, Sub and LECG hereby acknowledges that as a result of disclosures by Metzler, Sub and LECG contemplated under this Agreement, Metzler, Sub, LECG and its Subsidiaries and their respective Affiliates may, from time to time, have material, non-public information concerning each other. Each of Metzler, Sub and LECG confirms that it and its respective Affiliates are aware, and that it has advised such persons that, (i) the United States securities laws may prohibit a Person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other Person except as permitted herein.

  6.20. Voting Agreement and Registration Rights Agreement. Contemporaneously with the execution of this Agreement David J. Teece, Thomas M. Jorde, Robert
G. Harris and Richard J. Gilbert have executed, and LECG will use its best efforts to cause Gordon C. Rausser (collectively "LECG INSIDERS") to execute a voting agreement whereby each party to such agreement has agreed to vote in favor of the Merger. In addition, Metzler has entered into a Registration Rights Agreement with the LECG Insiders, contemporaneously with this Agreement.

  6.21. Reserving of Metzler Common Stock. Metzler agrees to reserve, in the aggregate, 1,200,000 shares of Metzler Common Stock for issuance (i) pursuant to the Assumed Options under Section 2.1(d) of this Agreement and (ii) pursuant to options granted under The Metzler Group, Inc. Long-Term Incentive Plan, as amended, specifically for current and future employees of LECG.

  6.22. Delivery of LECG Disclosure Schedule. LECG shall deliver the LECG Disclosure Schedule to Metzler by no later than the 5:00 p.m., Central Daylight Time, on July 2, 1998 or such later date agreed to by the parties. If either (i) LECG fails to deliver the LECG Disclosure Schedule to Metzler by such time, or (ii) Metzler objects in writing to the matters disclosed on the LECG Disclosure Schedule within three (3) business days of its receipt of the LECG Disclosure Schedule and the Parties do not reach a mutually acceptable resolution with respect to such objections within three (3) business days thereafter, then, notwithstanding any other provision of this Agreement to the contrary, either Party may terminate this Agreement by written notice without further obligation.

                                  ARTICLE 7.

                             Conditions to Merger

  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of LECG Common Stock entitled to vote thereon and the issuance of the shares of Metzler Common Stock pursuant to this Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Metzler Common Stock, entitled to vote thereon, present at a meeting at which a quorum is present in person or by proxy.

    (b) Intentionally Omitted.

    (c) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a LECG

  Material Adverse Effect or a Metzler Material Adverse Effect shall have been filed, occurred or been obtained.

    (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation by Metzler of the business of Metzler or the Surviving Corporation after the Merger shall have been issued, except for any such order, injunction restraint or prohibition which would not be reasonably likely to have a material adverse effect on Metzler; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

    (f) Pooling Letters. Metzler and LECG shall have received letters from KPMG Peat Marwick LLP and Arthur Andersen LLP, respectively, each dated the date of the Proxy Statement and confirmed in writing as of the Closing Date and addressed to Metzler and LECG, respectively, stating that the Merger may be accounted for as a pooling of interests transaction.

    (g) NASDAQ Approval. The shares of Metzler Common Stock to be issued in the Merger shall have been listed or approved for listing on The Nasdaq National Market.

    (h) Appraisal Rights. The holders of the issued and outstanding shares of LECG Common Stock shall not have effectively exercised dissenters' rights pursuant to the CGCL in an amount that would cause the Merger, after taking into consideration all other elements of consideration which may be deemed payable, to not be eligible for accounting as a pooling-of-interest transaction.

  7.2. Additional Conditions to Obligations of Metzler. The obligations of Metzler to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by
Metzler:

    (a) Representations and Warranties. The representations and warranties of LECG set forth in this Agreement shall be (i) true and correct as of the date of this Agreement; and (ii) true and correct as of the Closing Date as though made on and as of the Closing Date, except in the case of this clause (ii) to the extent such representations and warranties speak as of an earlier date, and except (with respect to all representations and warranties other than those in Section 3.23) for such inaccuracies which would not reasonably be expected to result in a LECG Material Adverse Effect (reading all such representations and warranties without giving effect to qualifications based on materiality therein); and Metzler shall have received a certificate signed on behalf of LECG by the chief executive officer and the chief financial officer of LECG to such effect.

    (b) Performance of Obligations of LECG. LECG shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Metzler shall have received a certificate signed on behalf of LECG by the chief executive officer and the chief financial officer of LECG to such effect.

    (c) Opinion of LECG's Counsel. Metzler and Sub shall have received an opinion of counsel for LECG covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to Metzler and Sub.

  7.3. Additional Conditions to Obligations of LECG. The obligation of LECG to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by LECG:

    (a) Representations and Warranties. The representations and warranties of Metzler set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement; and (ii) true and correct as of the Closing Date as though made on and as of the Closing Date, except in the clause of this clause (ii) to the extent such representations and warranties speak as of an earlier date, and except (with respect to all representations and warranties other than those in Section 4.9) for such inaccuracies which would not reasonably be expected to result in a Metzler Material Adverse Effect (reading all such representations and warranties without giving effect to qualifications based on materiality therein); and LECG shall have received a certificate signed on behalf of Metzler by the chief executive officer and the chief financial officer of Metzler to such effect

    (b) Performance of Obligations of Metzler. Metzler shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date; and LECG shall have received a certificate signed on behalf of Metzler by the chief executive officer and the chief financial officer of Metzler to such effect.

    (c) Opinion of Metzler's Counsel. LECG shall have received an opinion of counsel for Metzler and Sub covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to LECG.

    (d) Tax Opinion. LECG shall have received the opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to LECG, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, such counsel may rely upon the representations contained in the certificates of Metzler and LECG in substantially the form attached hereto as Exhibits B and C, respectively (the "Tax Representation Letters") and Metzler; and LECG and Metzler will make, and each of them agrees to use reasonable efforts to cause such of its respective shareholders and stockholders, as applicable, to make, such representations and deliver such certificates.

  7.4. Closing.

  (a) Transactions at Closing. At the Closing, each of the following transactions shall occur:

  (b) LECG's Performance. At the Closing, LECG shall deliver to Metzler the following:

    (i) copies of the consents described in Section 3.4(b);

    (ii) satisfactory evidences of the approvals described in Section 7.1(a);

    (iii) the certificate described in Section 7.2(a) and (b);

    (iv) certificates of compliance or certificates of good standing of LECG and its Subsidiaries, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of their respective incorporation and any other jurisdiction that is set forth on the LECG Disclosure Schedule;

    (v) certified copies of resolutions of the Board of Directors and shareholders of LECG approving the transactions set forth in this Agreement;

    (vi) certificates of incumbency for the officers of LECG;

    (vii) Certificates of Merger, each in form and content that complies with the CGCL and the DGCL, executed by LECG;

    (viii) the opinion of counsel for LECG, referenced in Section 7.2(c);

    (ix) the Affiliate Letter and Voting and Registration Rights Agreements described in Sections 6.12 and 6.20, respectively;

    (x) the letters described in Section 6.8;

    (xi) such other evidence of the performance of all covenants and satisfaction of all conditions required of LECG by this Agreement, at or prior to the Closing, as Metzler or its counsel may reasonably require.

  (c) Performance by Metzler. At the Closing, Metzler shall deliver to LECG the following:

    (i) the certificate described in Section 7.3 (a) and (b);

    (ii) certificates of incumbency of the officers of Metzler who are executing this Agreement and the other documents contemplated hereunder;

    (iii) certified copies of resolutions of the Boards of Directors of Metzler approving the transactions set forth in this Agreement;

    (iv) Certificates of Merger, each in form and content that complies with the CGCL and the DGCL, executed by Metzler;

    (v) the opinion of counsel for Metzler referenced in Section 7.3(c); and

    (vi) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Metzler by this Agreement at or before the Closing as LECG or its counsel may reasonably require.

                                  ARTICLE 8.

                           Termination and Amendment

  8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Metzler or the shareholders of LECG, as follows:

    (a) by mutual written consent of Metzler and LECG; or

    (b) by either Metzler or LECG if the Merger shall not have been consummated by October 31, 1998 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

    (c) by either Metzler or LECG if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired; or

    (d) by either Metzler or LECG if, at the LECG Shareholders' Meeting or the Metzler Stockholders Meeting to be held in due course (including any adjournment or postponement thereof), the requisite vote of shareholders of LECG or stockholders of Metzler in favor of this Agreement and the Merger shall not have been obtained (provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has not complied with its obligations hereunder in all material respects; or

    (e) by Metzler if (i) the Board of Directors of LECG shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Metzler or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined below) involving LECG shall have taken place or the Board of Directors of LECG shall have recommended such an Alternative Transaction to the shareholders of LECG or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for forty percent (40%) or more of the outstanding shares of LECG Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Metzler or an affiliate thereof), and the Board of Directors of LECG shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the shareholders of LECG tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer; or

    (f) by Metzler if a breach of any representation, warranty, covenant or agreement on the part of LECG set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and, that with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by LECG of written notice of such breach from Metzler; or

    (g) by LECG, (i) the Board of Directors of Metzler shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to LECG or shall have resolved or publicly announced or disclosed to any third party its intention to do so, or (ii) if the Board of Directors of LECG shall have determined to recommend a Competing Offer to its shareholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Preferred Proposal, provided, however, that the Board of Directors of LECG shall provide Metzler with 48 hours prior written notice before recommending such Competing Offers to its shareholders; or

    (h) by LECG, if a breach of any representation, warranty, covenant or agreement on the part of Metzler set forth in this Agreement shall have occurred which would cause the conditions set forth Sections 7.3(a) or 7.3(b) not to be satisfied, and, with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by LECG of written notice of such breach from Metzler; or

    (i) by Metzler if LECG's revenues, margins and earnings per share, as reported for the three months ended June 30, 1998, shall be less than the estimates for such period previously provided to Metzler by LECG, or by LECG if Metzler's revenues, margins and earnings per share, as reported for the three months ended June 30, 1998, shall be less than the estimates for such period previously provided to LECG by Metzler. Metzler or LECG must exercise their respective right to terminate this Agreement pursuant to this Section 8.1(i), if at all, within the ten (10) business days following the public disclosure of other party's second quarter financial results.

  For purposes of this Section 8.1, an "ALTERNATIVE TRANSACTION" involving a specified party to this Agreement means: (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than Metzler, LECG or Sub, or any affiliate thereof, (a "THIRD PARTY") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than forty percent (40%) of the outstanding shares of LECG's common stock, pursuant to a tender offer or exchange offer or otherwise; (ii) a merger, consolidation, share exchange or other business combination involving LECG or any of its material Subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than forty percent (40%) of the outstanding equity securities of LECG or any of its material Subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation; (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of LECG or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than forty percent (40%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions; or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of LECG or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of LECG.

  8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, there shall be no Liability or obligation on the part of Metzler, LECG, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided, that the provisions of Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

  8.3. Fees and Expenses.

  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Metzler and LECG shall share equally all fees and expenses, other than attorneys', financial advisors and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto in connection with the transactions contemplated by this Agreement.

  (b) Intentionally Omitted.

  (c) If this Agreement is terminated (i) by Metzler pursuant to Section 8.1(e), (ii) by LECG pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the shareholders of LECG at the LECG Shareholders' Meeting, (iii) by LECG pursuant to Section 8.1(g), (iv) by Metzler pursuant to Section 8.1(f) as a result of a breach by LECG of any of its representations, warranties or covenants, or (v) by Metzler pursuant to Section (8.1(i), LECG shall pay to Metzler all fees and expenses incurred by Metzler relating to this Agreement and the transactions contemplated hereby ("METZLER EXPENSES") within five business days after receipt of such request.

  (d) If this Agreement is terminated (i) by LECG if the Board of Directors of Metzler shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Metzler or shall have resolved or publicly announced or disclosed to any third party its intention to do so,
(ii) by Metzler pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Metzler at the Metzler Stockholders' Meeting, (iii) by LECG pursuant to Section 8.1(h), or (iv) by LECG pursuant to Section 8.1(i), Metzler shall pay to LECG all fees and expenses incurred by LECG relating to this Agreement and the transactions contemplated hereby ("LECG EXPENSES") within five business days after receipt of such request.

  (e) Intentionally Omitted.

  (f) If LECG fails to promptly pay to Metzler any fee or expense due hereunder, LECG shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as reported in the Wall Street Journal from the date such fee was required to be paid.

  8.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of LECG or the stockholders of Metzler, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders or stockholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE 9.

                                 Miscellaneous

  9.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and the agreements of the Affiliates of LECG delivered pursuant hereto. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

  9.2. Notices. All notices, requests and demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or similar overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Metzler or Sub, to: The Metzler Group, Inc. 615 N. Wabash, Chicago, Illinois, 60611, Attention: Robert P. Maher, Facsimile No.: (312) 573-5676, with a copy to Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Suite 2900, Chicago, IL 60606, Attention: Douglas R. Newkirk, Facsimile
  No.: (312) 207-6400; and

    (b) if to LECG, Inc. to: LECG 2000 Powell Street, Emeryville, California 94608, Attention: Thomas M. Jorde, Facsimile No.: (510)653-9693, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, Attention: Michael J. Danaher, Facsimile No.: (650) 493-6811.

  If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 9.2 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

  Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.2.

  9.3. Interpretation. The parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term "INCLUDE" and its derivatives shall have the same construction as the phrase "INCLUDE, WITHOUT LIMITATION," and its derivatives. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF," and terms of similar import, unless otherwise specified, shall be deemed to refer to July 1, 1998, and all representations made herein, unless otherwise specified.

  9.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  9.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

  9.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  9.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  9.8. No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective, of negotiations among the parties or the exchanging of drafts of this Agreement.

  9.9. Severability. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Agreement, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

  9.10. Exhibits and Schedules Incorporated. All Exhibits and Schedules attached hereto are an integral part of this Agreement.

  9.11. Time of Essence. Time is of the essence in this Agreement.

  In Witness Whereof, Metzler, Sub and LECG have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          The Metzler Group, Inc.
LECG, Inc.


                                                    /s/ Robert P. Maher
         /s/ Thomas M. Jorde              By: _________________________________
By: _________________________________            Chief Executive Officer and
              President                                   President
Title: ______________________________     Title: ______________________________

                                          MGI Acquisition Corp.

                                                    /s/ Robert P. Maher
                                          By: _________________________________
                                                 Chief Executive Officer and
                                                          President
                                          Title: ______________________________

 [Signature page to the Agreement and plan of Merger by and among Metzler, Sub and LECG]